Exhibit 10.1

March 26, 2018	CONFIDENTIAL

Dan Stone

11149 McClure Manor Drive

Charlotte, NC 28277

Dear Dan:

It is with great pleasure that I confirm our offer of employment with Office Depot. We are looking forward to having you as part of our team.

This letter confirms the details of the offer, which are set forth below. The terms of this letter supersede and replace all prior letter and agreements with CompuCom including, but not limited to, the January 23, 2015 offer letter, the August 20, 2015 amendment to the offer letter, the June 22, 2016 second amendment to the offer letter, the July 10, 2017 letter and the September 30, 2017 amendment to the letter.

Position: President, CompuCom reporting to the Chief Executive Officer.

Base Salary: You will be paid $575,000.00 annually, which is subject to deductions for taxes and other withholdings as required by law. This annual amount will be paid as a weekly salary which you will receive on a bi-weekly basis. As an exempt employee, your hours in this position may fluctuate, and each weekly portion of your salary will compensate you for all hours you work during that week.

Start Date: April 1, 2018

Location: CompuCom Headquarter Office, 8106 Calvin Hall Road, Fort Mill, SC 29707

Bonus Eligibility: You will be eligible to participate in the Office Depot, Inc. 2018 Corporate Incentive Plan (the “Plan”).    Any incentive payable under the Plan for 2018 will be paid in 2019, no later than March 15, 2019, and subject to the Plan’s terms and conditions. The Plan currently provides an incentive target payout of 75% of your annual eligible earnings.

Long-Term Incentive Plan: You will receive an award equal to a value of $1,000,000.00 under the 2018 Long Term Incentive Plan at the time 2018 grants are made. The actual number of shares you will receive will be determined based on the methodology approved by the Compensation Committee of the Board of Directors for the 2018 annual grant. The award value of the 2018 grant is not a guarantee that the same or similar award will be made in future years.

Retention Bonus: You are eligible for a $1,000,000.00 retention bonus pursuant to the terms of the retention letter agreement enclosed. Please sign and return the retention letter agreement document within ten (10) days hereof (a return envelope has been provided for your convenience).

Retention Equity: You will receive $500,000 in retention equity, which will be granted in the same manner as awards under the 2018 Long Term Incentive Plan.

Car Allowance: You are eligible for the Executive Car Allowance Program, which is intended to cover expenses associated with owning/leasing and maintaining a vehicle. The current allowance is a flat amount of $600.00 which will be included with your bi-weekly paycheck.

Dan Stone

Paid Time-Off: You will be eligible for paid time off in accordance with the terms of Office Depot’s Paid Time Off policy, as the terms may be amended from time to time (currently, 208 hours of paid time off per year).

Benefits: A summary of the benefits for which you will be eligible is enclosed.

Non-Compete Agreement: For and in consideration of the above compensation terms, the sufficiency of which you acknowledge by your acceptance of this position, enclosed is an important document, which requires your execution – the Associate Non-Competition, Confidentiality and Non-Solicitation Agreement. Please return this document within ten (10) days hereof (a return envelope has been provided for your convenience). Your offer for employment is also conditioned upon your representation that you do not have any post-employment obligations (contractual or otherwise) that would limit in any respect your employment with Office Depot and your contemplated duties or otherwise subject Office Depot to liability for breach of any such obligations. Your acceptance of employment shall constitute your affirmation of the foregoing representation.

Employment at Will/Severance: All employment with Office Depot is at will, and nothing herein shall be construed to constitute an employment agreement or deemed a guarantee of continued employment. In the event that at any time during your employment (except as provided in the CIC Plan (defined below)), you are terminated by Office Depot without Cause, or you resign for Good Reason, Office Depot will pay to you, less applicable taxes and other deductions required by law, the sum of (i) 18 months of your base salary at the rate in effect on the date of your employment termination, (ii) 18 times the difference between Office Depot’s monthly COBRA charge on your date of employment termination for the type of Company-provided group health plan coverage in effect for you on that date and the applicable active employee charge for such coverage, and (iii) bonus calculated based on actual performance under Office Depot’s annual bonus plan for Office Depot’s fiscal year in which the employment termination occurs, and your annual eligible earnings in the fiscal year in which the employment termination occurs, and (iv) any earned but unpaid annual bonus for the completed fiscal year preceding the fiscal year of termination, which unpaid bonus will be paid when annual bonuses are paid to other active participants for such fiscal year. Payment due under (iii), if any, will be made at the same time as payments are made to other active participants in the annual bonus plan following determination of actual performance by the Compensation Committee. Office Depot must deliver to you a customary release agreement (the “Release”) within seven days following the date of your employment termination. As a condition to receipt of the severance benefits specified in this section, you must (A) sign the Release and return the signed Release to Office Depot within the time period prescribed in the Release (which will not be more than 45 days after Office Depot delivers the Release to you), and (B) not revoke the Release within any seven-day revocation period that applies to you under the Age Discrimination in Employment Act of 1967, as amended; the total period of time described in (A) and (B) above is the “Release Period.” Office Depot will pay the severance benefits specified in (i) and (ii) to you in a lump sum within 15 days following the expiration of the Release Period. In the event you decline or fail for any reason to timely execute and deliver the Release or you revoke the Release, then you will not be entitled to the severance benefits specified in this section. Unless otherwise agreed to in writing by Office Depot, the severance benefits specified in this section shall be in lieu of any severance payment or benefit under any Office Depot severance plan, policy, program or practice (whether written or unwritten) and, therefore, such severance benefits shall be the exclusive source of any severance benefits.

“Cause” means: (i) your willful failure to perform your material duties (other than any such failure resulting from incapacity due to physical or mental illness); (ii) your willful failure to comply with any valid and legal directive of the CEO; (iii) your engagement in dishonesty, illegal conduct or misconduct, which is, in each case, materially injurious to Office Depot or its affiliates; (iv) your embezzlement, misappropriation or fraud, whether or not related to your employment with Office Depot; (v) your conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (vi) your willful violation of a material policy of Office Depot; or (vii) your material breach of any material obligation under this letter, the Associate Non-Competition,

Dan Stone

Confidentiality and Non-Solicitation Agreement, or any other written agreement between Office Depot and you. Termination of your employment shall not be deemed to be for Cause unless and until Office Depot delivers to you a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the Board, finding that you are guilty of the conduct described in any of (i) through (vii) above, after having afforded you a reasonable opportunity to appear (with counsel) before the Board. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, you shall have thirty (30) business days from the delivery of written notice by Office Depot within which to cure any acts constituting Cause; provided, however, that if Office Depot reasonably expects irreparable injury from a delay of thirty business (30) days, Office Depot may give you notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of your employment without notice and with immediate effect. For purposes of this “Cause” definition, no act or failure by you shall be considered “willful” if such act is done by you in the good faith belief that such act is or was in the best interests of Office Depot or one or more of its businesses.

“Good Reason” means the occurrence of any one or more of the following, in each case without your written consent: (i) a material reduction in your Base Salary (as such annual base salary may be increased from time to time), except for across-the-board annual base salary reductions affecting the executive leadership team; (ii) the relocation of Office Depot’s principal executive office to a location more than fifty miles (or such longer distance that is the minimum permissible distance under the circumstances for purposes of the involuntary separation from service standards under the Treasury Regulations or other guidance under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)) from its location on your Start Date and that results in a material increase to your normal daily commute, except for required travel on business for Office Depot or any subsidiary; (iii) the failure of Office Depot to obtain a satisfactory agreement from any successor to assume and agree to perform this letter and the CIC Plan; or (iv) material breach by Office Depot of any material provision of this letter, unless arising from your inability to materially perform your duties contemplated hereunder; provided, however, that you will only have Good Reason if you provide notice of termination to Office Depot of the existence of the event or circumstance constituting Good Reason specified in any of the preceding clauses within ninety (90) days of the initial existence of such event or circumstances and if such event or circumstance is not cured within thirty (30) days after Office Depot’s receipt of such notice of termination. If you initiate your separation from service for Good Reason, the actual separation from service must occur within sixty (60) days after the date of the notice of termination. Your failure to timely give notice of termination of the occurrence of a specific event that would otherwise constitute Good Reason will not constitute a waiver of your right to give notice of any new subsequent event that would constitute Good Reason that occurs after such prior event (regardless of whether the new subsequent event is of the same or different nature as the preceding event).

Change in Control Plan: You will be eligible to participate in the Executive Change in Control Plan (“CIC Plan”) which provides for severance in the event that you are involuntarily terminated following a Change in Control, as defined therein, at the Tier 1 level. Enclosed you will find a copy of the CIC Plan for your reference as well as a Notice of Selection for Participation in Executive Change in Control Severance Plan (“Notice”) which requires your acceptance prior to your effective participation in the CIC Plan. Please return the signed Notice to me along with your signed offer letter.

Tax Treatment: This letter will be construed and administered to preserve the exemption from Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance thereunder (“Section 409A”) of payments that qualify as short-term deferrals pursuant to Treas. Reg. §1.409A-1(b)(4) or that qualify for the two-times compensation exemption of Treas. Reg. §1.409A-1(b)(9)(iii). With respect to other amounts that are subject to Section 409A, it is intended, and this letter will be so construed, that any such amounts payable under this letter and Office Depot’s and your exercise of authority or discretion hereunder shall comply with the provisions of Section 409A so as not to subject you to the payment of interest and additional tax that may be imposed under Section 409A. As a result, with respect to any amount that is subject to Section 409A (i) references to your termination of employment shall be deemed references to your “separation from service” within the meaning of Treas. Reg. §1.409A-1(h), and (ii) in the event you are a “specified employee” within the meaning of Treas. Reg. §1.409A-1(i) on the date of your separation

Dan Stone

from service (with such status determined by Office Depot in accordance with rules established by Office Depot in writing in advance of the “specified employee identification date” that relates to the date of your separation from service or in the absence of such rules established by Office Depot, under the default rules for identifying specified employees under Treas. Reg. §1.409A-1(i)), any amount that is payable to you in connection with your separation from service shall be paid six months after such separation from service (if you die after the date of your separation from service but before a payment has been made, such payment will be paid to your estate without regard to such six-month delay). You acknowledge and agree that Office Depot has made no representation to you as to the tax treatment of the compensation and benefits provided pursuant to this letter and that you are solely responsible for all taxes due with respect to such compensation and benefits.

Clawback Provisions: Any incentive-based compensation or other amounts paid to you pursuant to any and all agreements or arrangements with the Company will be subject to clawback under any applicable Company clawback policy (including any such policy adopted by the Company pursuant to applicable law, government regulation or stock exchange listing requirement).

Miscellaneous: Office Depot is required to verify your eligibility to work in the United States. Accordingly, on your first day of work at Office Depot, you must complete an Employment Eligibility Verification Form and provide original documentation establishing your identity and employment eligibility. The List of Acceptable Documents for this purpose is enclosed for your reference.

If you fail to provide the necessary documentation to establish your identity and eligibility to work in the United States by the close of business of your second day of work, you will not be permitted to work at Office Depot.

Dan, we are excited to have you join management as President, CompuCom. I look forward to your response as soon as practicable.

Sincerely,

/s/ Gerry P. Smith
Gerry P. Smith
Chief Executive Officer

Enclosures

By signing below, I agree to and accept the terms of this offer of employment, as set forth herein, and waive the right to assert that this offer and/or the terms of this offer constitute “Good Reason” as that term is defined in any prior letter or agreement with CompuCom.

Dan Stone	Date